Exhibit 99.1

    First Cash Financial Services Reports 48% Increase in First Quarter Net
                   Income; Earnings Per Share Exceed Forecast

    ARLINGTON, Texas, April 20 /PRNewswire-FirstCall/ -- First Cash Financial Services, Inc. (Nasdaq: FCFS) today announced revenues, net income and earnings per share for the three months ended March 31, 2004. Based on the positive impact of these results and projected trends for the remainder of 2004, the Company now estimates that 2004 earnings per share will be at the upper end of the previously forecast range of $1.17 to $1.22 per share.

    Note: Unless indicated otherwise, all outstanding shares and earnings per share amounts included in this release have been adjusted to reflect a three-for-two stock split effective April 6, 2004.


    Earnings
     -- Net income for the quarter ending March 31, 2004 was $5.2 million. This represents a 48% increase over first quarter 2003 net income of $3.5 million.

     -- First quarter 2004 diluted earnings per share were $0.30, an increase of 25% compared to $0.24 diluted earnings per share for the first quarter of 2003. Diluted earnings per share exceeded the Company's original forecast of $0.27 to $0.29 per share.

     -- Diluted earnings per share for the trailing twelve months ended March 31, 2004 were $1.02, an increase of 28% over $0.80 for the trailing twelve months ended March 31, 2003.

     -- Before giving effect to the three-for-two stock split, the Company's forecast for first quarter 2004 diluted earnings per share was $0.41 to $0.44. First quarter diluted earnings per share on a pre-split basis were $0.45, compared to prior year earnings per share of $0.36.

    Revenues
     -- Total revenues for the first quarter of 2004 were $41.9 million, compared to $34.2 million for the first quarter of 2003, an increase of 22%.

     -- Same-store revenues for the first quarter of 2004 increased by 12% over the comparable prior year period.

     -- Revenues excluding non-retail sales of scrap jewelry merchandise increased by 21%, from $31.9 million in the first quarter of 2003 compared to $38.4 million for the first quarter of 2004. Non-retail sales of scrap jewelry merchandise increased from $2.3 million in the first quarter of 2003 to $3.5 in the first quarter of 2004.

    Growth and Operating Metrics
     -- The Company opened 14 new stores during the first quarter of 2004, bringing the total store count at March 31, 2004 to 247 units. In addition, the Company has 40 financial services kiosks located inside convenience stores.

     -- The Company has opened 50 new stores over the past twelve months and the total store count has increased by 23% over the same time period.

     -- Total receivables from pawn loans and short-term advances increased 27%, from $26.9 million at March 31, 2003 to $34.1 million at March 31, 2004. This increase reflects increased lending activities at existing stores, loan growth at new locations and the consolidation of the Cash & Go, Ltd. joint venture.

     -- Profit margins on total merchandise sales, both retail and non-retail, for the first quarter of 2004 were 41%, compared to 40% margins during the same quarter a year ago. Retail merchandise margins, which do not include bulk jewelry scrap sales, were 45% for the current quarter and the same quarter last year.

     -- The operating margin, calculated based on income before taxes as a percentage of revenues, was 19.5% for the quarter, compared to 16.3% for the same period last year.

    Financial Position & Liquidity
     -- Stockholders' equity stands at $128 million at March 31, 2004. This represents an increase of $38 million, or 42%, compared to total equity at March 31, 2003.

     -- The Company utilized operating cash flows during the first quarter of 2004 to complete repayment of the entire amount owed under its revolving credit facility. As of March 31, 2004, the Company has no interest-bearing debt outstanding.

     -- With total assets of $141 million and total liabilities of $13 million as of March 31, 2004, the ratio of total assets to liabilities is 11 to 1. The current ratio, current assets divided by current liabilities, at quarter end is also 11 to 1.

    2004 Outlook
     -- Management previously forecast diluted earnings per share in a range of $1.17 to $1.22 (split-adjusted) for 2004. Based on the results of the first quarter and expected trends for the remainder of the year, the Company projects that 2004 earnings will be at the upper end of the previously forecast range.

     -- With 14 stores opened through March 31, the Company projects that it will open a total of 50 stores during 2004.

    Commentary & Analysis

    Rick Powell, Chairman and Chief Executive Officer of First Cash Financial Services, commented on the first quarter highlights, "Our operating results in 2004 have been outstanding as we continue to post large gains in our key growth metrics. This marks the 13th consecutive quarter in which First Cash has recorded a double-digit increase in earnings per share as compared to the same period of the previous year. In addition, we achieved several significant milestones this quarter, including the repayment of all outstanding debt and the first stock split in the history of the Company."

    The Company's revenue growth resulted primarily due to the new stores opened in the past twelve months and from significant same-store sales increases in stores open for more than a year. Increased profitability in the Company's maturing stores and additional economies of scale enabled the Company to increase its overall operating profit margin. Mr. Powell noted, "Our first quarter results exceeded our estimates primarily due to our newer stores achieving profitability levels at a rate that exceeded our projections. We are especially pleased to see the continued trend of revenue increasing at a faster rate than our expenses. In addition, the consistency of our net income and earnings per share growth each quarter indicates that we are growing a loyal customer base in both our mature and expansion markets."

    Expansion during the first quarter included additions of both pawnshops and check cashing/short-term advance stores. By opening 14 stores in the first quarter, the Company is on track to meet its target of opening 50 stores in 2004, which will represent a 21% increase in the total store count. The capital expenditures, working capital requirements and start-up expenses associated with new stores will continue to be funded from operating cash flows. "The ability to absorb the start-up expenses associated with the opening of these stores and simultaneously grow earnings is a tremendously positive factor in the long-term outlook for First Cash," according to Mr. Powell.

    In assessing the current liquidity and financial position of the Company, Mr. Powell stated that, "Our cash flows and balance sheet have never been stronger. We are debt free, and in fact, we have accumulated approximately
$7 million in excess cash reserves as of March 31, 2004." Even with the significant funding required by the store expansion program and same-store loan growth, the Company expects to generate additional free cash flows during 2004 that will add to its cash reserves.

    In accordance with a new accounting pronouncement related to variable interest entities, the consolidated financial statements for the first quarter of 2004 include the revenues, operating expenses and balance sheet accounts of Cash & Go, Ltd., the Company's 50% owned joint venture, which owns and operates financial services kiosks located inside convenience stores. For the three months ended March 31, 2004, Cash & Go, Ltd. had revenues of $1,423,000 and operating income before income taxes of $172,000. Total short-term advance receivables of Cash & Go, Ltd. at March 31, 2004 were $1,382,000. The operating results of Cash & Go, Ltd. were accounted for using the equity method during the comparable first quarter period of 2003.

    In summarizing the first quarter results and expectations for the balance of 2004, Mr. Powell said, "We are extremely pleased with our first quarter results. Our ability to achieve our aggressive expansion targets for the quarter and to realize a 48% increase in net income over the prior year is exciting. First Cash is very optimistic about its prospects for 2004 and beyond."


    About First Cash

    First Cash Financial Services, Inc. is engaged in the operation of pawn and check cashing/short-term advance stores, which lend money on the collateral of pledged personal property, retail previously-owned merchandise acquired through loan forfeitures, and provide short-term loans, check cashing and other financial services. The Company currently owns and operates 250 pawn and check cashing/short-term advance stores in eleven states and Mexico. First Cash Financial Services is also an equal partner in Cash & Go, Ltd., a joint venture, which owns and operates 40 financial services kiosks located inside convenience stores. First Cash's common stock is traded on the Nasdaq Stock Market under the ticker symbol "FCFS".

    First Cash has been recognized for two consecutive years by Forbes Magazine as one of the "200 Best Small Companies." The 2003 ranking, which is based on a combination of profitability and growth performance measures over the most current one and five year periods, placed First Cash 73rd out of 3,500 companies evaluated by Forbes.


    Forward-Looking Statements

    This release may contain forward-looking statements about the business, financial condition and prospects of First Cash Financial Services, Inc. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "projects," "expects," "may," "estimates," "will," "should," "plans," "intends," or "anticipates" or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Forward-looking statements in this release include, without limitation, the earnings per share discussion, the expectations of revenue growth and increased profitability, the expectation for additional store openings, and the expectation for future operating cash flows. These statements are made to provide the public with management's assessment of the Company's business. Although the Company believes that the expectations reflected in forward-looking statements are reasonable, there can be no assurances that such expectations will prove to be accurate. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. The forward-looking statements contained in this release speak only as of the date of this statement, and the Company expressly disclaims any obligation or undertaking to release any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions or circumstance on which any such statement is based. Certain factors may cause results to differ materially from those anticipated by some of the statements made in this release. Such factors are difficult to predict and many are beyond the control of the Company, but may include changes in regional, national or international economic conditions, the ability to open and integrate new stores, the ability to maintain favorable banking relationships as it relates to short-term lending products, changes in governmental regulations, unforeseen litigation, changes in interest rates, changes in tax rates or policies, changes in gold prices, changes in foreign currency exchange rates, future business decisions, and other uncertainties.



                        SELECTED OPERATING INFORMATION

                                                    Quarter Ended
                                            March 31,           March 31,
                                              2004                2003
                                                     (unaudited)
                                      (in thousands, except per share amounts)
    Revenues:
      Merchandise sales                      $20,471            $17,153
      Service charges                         20,137             16,013
      Check cashing fees                         910                772
      Other                                      332                306
                                              41,850             34,244
    Cost of goods sold                        12,070             10,347
    Operating expenses                        16,239             13,911
    Interest expense                              43                182
    Interest income                              (14)              (183)
    Depreciation                                 921                662
    Administrative expenses                    4,412              3,734
                                              33,671             28,653
    Income before income taxes                 8,179              5,591
    Provision for income taxes                 3,001              2,093
    Net income                                $5,178             $3,498
    Net income per share:
      Basic                                    $0.34              $0.26
      Diluted                                  $0.30              $0.24

     Earnings per share amounts reflect three-for-two stock split on April 6, 2004.


                           CONDENSED BALANCE SHEETS

                                                     March 31,
                                              2004               2003
                                                    (unaudited)
                                                   (in thousands)
    ASSETS:
      Cash & cash equivalents                $19,482            $13,106
      Receivables                             34,130             26,925
      Inventories                             14,467             12,330
      Prepaid expenses and other current
       assets                                    900                960
      Income taxes receivable                  3,141                ---
        Total current assets                  72,120             53,321
      Property & equipment, net               15,012             11,963
      Intangible assets, net                  53,237             53,194
      Receivable from Cash & Go, Ltd.            ---              4,853
      Other                                      737                624
                                            $141,106           $123,955

    LIABILITIES & STOCKHOLDERS' EQUITY:
      Accounts payable and other current
       liabilities                            $6,574            $10,437
      Long-term debt, current portion            ---                600
        Total current liabilities              6,574             11,037
      Revolving credit facility                  ---             17,000
      Long-term debt, net of current
       portion                                   ---                575
      Deferred income taxes payable            6,255              5,223
        Total liabilities                     12,829             33,835
      Stockholders' Equity                   128,277             90,120
                                            $141,106           $123,955



SOURCE  First Cash Financial Services, Inc.
    -0-                             04/20/2004
    /CONTACT: Rick Wessel, President, or Doug Orr, Chief Financial Officer, both of First Cash Financial Services, Inc., +1-817-460-3947, or investorrelations@firstcash.com /
    /Web site:  http://www.firstcash.com /
    (FCFS)

CO:  First Cash Financial Services, Inc.
ST:  Texas
IN:  FIN REA
SU:  ERN ERP